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                                                                    Exhibit 99.1


Contacts:   For Media:      John Calagna
                            212-578-6252
                            jcalagna@metlife.com

            For Investors:  Kevin Helmintoller
                            212-578-5140
                            helmintoller@metlife.com


               METLIFE, INC. ANNOUNCES REMARKETING OF DEBENTURES
                       RELATING TO EQUITY SECURITY UNITS

NEW YORK, February 13, 2003 -- MetLife, Inc. (NYSE: MET) announced today that in connection with the remarketing of its debentures relating to its 8% equity security units (NYSE:MIU), the interest rate on the debentures that form a part of the units is being reset as of February 15, 2003 to 3.911% per annum for a yield to maturity of 2.876%. The terms of the equity security units provide for a resetting of the interest rate on the debentures in connection with the remarketing. An aggregate principal amount of $1,006,250,000 of the debentures is outstanding. The debentures mature on May 15, 2005.

The remarketing is expected to close on or about February 18, 2003. The remarketing is being conducted on behalf of the holders of the debentures and MetLife will not receive any of the net proceeds.

The joint remarketing agents for the transaction are Credit Suisse First Boston LLC and Goldman, Sachs & Co. A copy of the final prospectus may be obtained from Credit Suisse First Boston LLC at Eleven Madison Avenue, New York, NY 10010 and from Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004.

This press release does not constitute an offer to sell, nor a solicitation of an offer to buy any of the debentures or any other security.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 12 countries.

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